Exhibit 99.1

DPC Holdings Limited

2026 Equity Incentive Plan

ARTICLE I
PURPOSE; EFFECTIVE DATE; TERM

1.1 Purpose. The name of the Plan is the DPC Holdings Limited 2026 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected officers, employees, non-employee directors, independent contractors, and consultants of the Company or its Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Stock Options.

1.2 Effective Date. The Plan became effective on May 22, 2026 (the “Effective Date”), which is the date that the Plan was approved by the stockholders of the Company. Notwithstanding the foregoing, to the extent the closing of the Company’s initial public offering does not occur within five business days of the pricing date of such initial public offering, the Plan shall immediately terminate and will be of no further force and effect, and any Awards granted under the Plan prior to such date shall terminate and be void ab initio.

1.3 Term. No Award may be granted on or after the 10th anniversary of the Effective Date, but Awards granted before such 10th anniversary may extend beyond that date.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms will have the following meanings:

2.1 “Acquiring Corporation” has the meaning set forth in Section 8.1(d).

2.2 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any entity that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets, or an equivalent ownership interest or voting interest) by the Company or any Affiliate; (d) any entity that directly or indirectly controls 50% or more (whether by ownership of stock, assets, by contract, or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any Affiliate has a material equity or other pecuniary interest and that is designated as an “Affiliate” by resolution of the Committee.

2.3 “Applicable Law” means the requirements related to or implicated by the administration of equity-based awards and the related shares under applicable Jersey law, United States state corporate laws, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.4 “Articles” means the Articles of Association of the Company as amended from time to time.

2.5 “Award” means any award granted under the Plan of any Stock Option. All Awards will be granted by, confirmed by, and subject to the terms and conditions of, a written Award Agreement executed by the Company and the Participant.

2.6 “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing or setting forth the terms and conditions applicable to an individual Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.

2.7 “Board” means the Board of Directors of the Company.

2.8 “Business Combination” has the meaning set forth in Section 8.1(c).

2.9 “Cause”, unless otherwise agreed to in writing between the Participant and the Company or a Subsidiary, shall have the meaning assigned to such term or an analogous term in the employment, severance or similar agreement, if any, between the Participant and the Company or, if the Participant is not party to such an agreement in which such term is defined, then, unless otherwise determined by the Committee in the applicable Award Agreement, an Eligible Employee’s (i) conviction of, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to (A) a felony or (B) any crime involving moral turpitude; (ii) commission of fraud, misrepresentation, embezzlement or theft against any Person; (iii) engaging in any activity that is intended to injure or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its direct or indirect owners or any of their respective Affiliates; (iv) gross negligence or willful misconduct in the performance of the Eligible Employee’s duties to the Company or any of its Affiliates, or willful refusal or material failure to carry out any reasonable, lawful and authorized instructions of the Board; (v) material violation of a fiduciary duty owed to the Company or any of its Affiliates; or (vi) material breach of any non-competition, non-solicitation, confidentiality or other restrictive covenant, or a material violation of any provision of the Award Agreement, a written policy or code of conduct of the Company or any of its Affiliates. Except for such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Eligible Employee shall have ten (10) days following the delivery of written notice by the Company of its intention to terminate the Eligible Employee’s employment for Cause within which to cure any acts constituting Cause.

2.10 “Change in Control” has the meaning set forth in Section 8.1.

2.11 “Change in Control Person” has the meaning set forth in Section 8.1(a).

2.12 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.

2.13 “Committee” means any committee or subcommittee the Board may appoint to administer the Plan, or the Board to the extent appropriate. Subject to the discretion of the Board, a Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by one or more Committees. Except as otherwise provided in the Articles of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

2.14 “Company” means DPC Holdings Limited, a registered private company incorporated in Jersey, and its successors by operation of law.

2.15 “Consultant” means any natural person who is an advisor or consultant to the Company or an Affiliate.

2.16 “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Separation from Service, a permanent and total disability as defined in Code Section 22(e)(3). A Disability will only be deemed to occur at the time of the determination by the Committee of the Disability; provided, however, that, for Awards that are subject to Section 409A, Disability means that a Participant is disabled for purposes of benefits under Section 409A.

2.17 “Director Share Program” has the meaning set forth in Section 7.1.

2.18 “Effective Date” has the meaning set forth in Section 1.2.

2.19 “Eligible Director” means a Non-Employee Director eligible to participate in the Company’s directed share program established in connection with the initial public offering of the Company.

2.20 “Eligible Employee” means each employee of the Company or an Affiliate. An employee on a leave of absence may be an Eligible Employee.

2.21 “Eligible Individual” means each Eligible Director, Eligible Employee, Non-Employee Director, and Consultant who is designated by the Committee in its discretion as eligible to receive an Award subject to the conditions set forth herein.

2.22 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.23 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Shares on the applicable date as reported on the principal stock exchange in the United States on which the Shares are then listed, or if the Shares are not listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account the requirements of Section 409A. For purposes of the grant of any Award, the applicable date shall be the trading day on which the Award is granted or, if the date on which the Award is granted is not a trading day, on the immediately preceding trading day. For purposes of any Award granted in connection with the Registration Date, the Fair Market Value will be the public offering price in the initial public offering as set forth on the cover of the final prospectus. For purposes of the purchase of any Award, the applicable date will be the date a notice of purchase is received by the Company or, if not a day on which the applicable market is open, the next day that it is open. Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

2.24 “Family Member” means the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

2.25 “GAAP” means generally accepted accounting principles.

2.26 “Incentive Stock Option” or “ISO” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries, or any Parent intended to be and designated as an “incentive stock option” within the meaning of Code Section 422.

2.27 “Incumbent Directors” has the meaning set forth in Section 8.1(b).

2.28 “IPO Shares” has the meaning set forth in Section 7.2.

2.29 “Lead Underwriter” has the meaning set forth in Section 10.19.

2.30 “Lock-Up Period” has the meaning set forth in Section 10.19.

2.31 “Matching Grant” has the meaning set forth in Section 7.2.

2.32 “Matching Grant Shares” has the meaning set forth in Section 7.2.

2.33 “Maximum IPO Limit” has the meaning set forth in Section 7.2.

2.34 “Non-Employee Director” means a director or a member of the Board or the board of directors of an Affiliate who is not an active employee of the Company or an Affiliate.

2.35 “Nonstatutory Stock Option” or “NSO” means any Stock Option awarded under the Plan that is not an ISO.

2.36 “Outstanding Company Shares” has the meaning set forth in Section 8.1(a).

2.37 “Outstanding Company Voting Securities” has the meaning set forth in Section 8.1(a).

2.38 “Parent” means any parent corporation of the Company within the meaning of Code Section 424(e).

2.39 “Participant” means an Eligible Individual who has been granted, and holds pursuant to the Plan, an Award.

2.40 “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable, which may be based on business objectives or other measures of performance as the Committee, in its discretion, deems appropriate. Performance Goals may differ among Awards granted to any one Participant or to different Participants. The Committee may also designate additional business objectives on which the Performance Goals may be based; and adjust, modify, or amend the aforementioned business objectives.

2.41 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a government or any branch, department, agency, political subdivision, or official thereof.

2.42 “Plan” means this DPC Holdings Limited 2026 Equity Incentive Plan, as amended from time to time.

2.43 “Proceeding” has the meaning set forth in Section 10.9.

2.44 “Purchase Date” has the meaning set forth in Section 7.2.

2.45 “Purchased Shares” has the meaning set forth in Section 7.2.

2.46 “Qualifying Director” has the meaning set forth in Section 7.1.

2.47 “Registration Date” means the date on which the Company consummates the sale of its Shares in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act.

2.48 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act, as then in effect or any successor provision.

2.49 “Section 409A” means the nonqualified deferred compensation rules under Code Section 409A and any applicable treasury regulations and other official guidance thereunder.

2.50 “Securities Act” means the Securities Act of 1933, as amended from time to time.

2.51 “Separation from Service” means, unless otherwise determined by the Committee or the Company, the termination of the applicable Participant’s employment with, and performance of services for, the Company and all Affiliates, including by reason of the fact that the Participant’s employer or other service recipient ceases to be an Affiliate of the Company. Unless otherwise determined by the Company, if a Participant’s employment or service with the Company or an Affiliate terminates but the Participant continues to provide services to the Company or an Affiliate in a Non-Employee Director capacity or as an Eligible Employee or Consultant, as applicable, such change in status will not be considered a Separation from Service. Approved temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company and its Affiliates will not be considered Separations from Service. Notwithstanding the foregoing definition of Separation from Service, with respect to any Award that constitutes nonqualified deferred compensation under Section 409A, “Separation from Service” means a “separation from service” as defined under Section 409A.

2.52 “Share” means an ordinary share of the Company.

2.53 “Share Reserve” has the meaning set forth in Section 4.1.

2.54 “Stock Option” means an option to purchase Shares granted to an Eligible Individual under Article VI.

2.55 “Stockholder” means a stockholder of the Company.

2.56 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Code Section 424(f).

2.57 “Substitute Awards” has the meaning set forth in Section 4.1.

2.58 “Ten Percent Stockholder” means a Person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries, or any Parent.

2.59 “Transfer” means (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance, or other disposition, whether for value or no value and whether voluntary or involuntary, and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate, or otherwise dispose of, whether for value or for no value and whether voluntarily or involuntarily.

2.60 “Transferred” and “Transferable” have a correlative meaning under the Plan.

ARTICLE III
ADMINISTRATION

3.1 Committee. The Plan will be administered and interpreted by the Committee. To the extent required by Applicable Law and the Articles, it is intended that each member of the Committee will qualify as (a) a “non-employee director” under Rule 16b-3 and (b) an “independent director” under the rules of the principal stock exchange in the United States on which the Shares are then listed, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee before such determination will be valid despite such failure to qualify.

3.2 Grants of Awards. The Committee will have full authority to grant, under the terms and conditions of the Plan, Stock Options to Eligible Individuals. In particular, the Committee will have the authority:

(a) to select the Eligible Individuals to whom Awards may be granted hereunder;

(b) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(c) to determine the number of Shares to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms and conditions of the Plan or the Articles, of all Awards;

(e) to determine the amount of cash to be covered by each Award granted hereunder;

(f) to determine whether, to what extent, and under what circumstances grants of Stock Options and other Awards under the Plan are to operate on a tandem basis or in conjunction with or apart from other awards made by the Company outside of the Plan;

(g) to determine whether and under what circumstances a Stock Option may be settled in cash or Shares, under Section 6.4(d);

(h) to determine whether a Stock Option is an ISO or NSO;

(i) to impose a “blackout” period during which Stock Options may not be exercised;

(j) to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired upon the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, after the date of the acquisition of such Award; and

(k) to modify, extend, or renew an Award, subject to Section 6.4(l) and Article XIII.

3.3 Guidelines. Subject to Article XIII, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and the Articles), as it may deem advisable; to construe and interpret the Plan, all Awards, and all Award Agreements (and in each case any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it deems necessary to effectuate the purpose and intent of the Plan. The Committee may adopt sub-plans and/or special terms and conditions for Persons who are residing in, or employed in, or subject to the taxes of, any domestic or foreign jurisdictions to comply with Applicable Law or to qualify for preferred tax treatment of such domestic of foreign jurisdictions. Notwithstanding the foregoing terms and conditions of this Section 3.3, no action of the Committee under this Section 3.3 may substantially impair the rights of any Participant without the Participant’s consent. To the extent applicable, Awards granted pursuant to the Plan are intended to comply with the applicable requirements of Rule 16b-3, and the Plan will be limited, construed, and interpreted in a manner so as to comply therewith.

3.4 Sole Discretion; Decisions Final. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, acting by the Board, or the Committee (or any of their members) arising out of or in connection with the Plan shall be within the sole and absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns and all other Persons having an interest in the Plan.

3.5 Designations of Consultants/Liability.

(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and may grant authority to officers to grant Awards to Eligible Employees who are not executive officers or directors of the Company subject to Section 16 of the Exchange Act and execute agreements and other documents on behalf of the Committee, in each case to the extent permitted by Applicable Law. In the event of any designation of authority hereunder, subject to Applicable Law and any terms and conditions imposed by the Committee in connection with such designation, such designee or designees will have the power and authority to take such actions, exercise such powers, and make such determinations that are otherwise specifically designated to the Committee hereunder.

(b) The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent will be paid by the Company. The Committee, its members, and any Person designated under Section 3.5(a) will not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.6 Indemnification. To the maximum extent permitted by Applicable Law (including, but not limited to, the Companies (Jersey) Law 1991) and the Articles, and to the extent not covered by insurance directly insuring such Person, each officer and employee of the Company and each Affiliate and member or former member of the Committee and the Board will be indemnified and held harmless by the Company against all costs and expenses and liabilities, and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification will be in addition to any right of indemnification the employees, officers, directors, or members or former officers, directors, or members may have under Applicable Law or under the Articles or the articles of association or By-Laws of an Affiliate. Notwithstanding any other term or condition of the Plan, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to himself or herself.

ARTICLE IV
SHARE LIMITATION

4.1 Shares. Share Limits and Counting. The maximum number of Shares available for issuance under the Plan may not exceed (i) 13,812,500 Shares (such amount, subject to any increase or decrease under this Section 4.1 or Section 4.2, the “Share Reserve”). Any Shares granted in connection with Stock Options shall be counted against this limit as one (1) Share for every one (1) Stock Option awarded. The Share Reserve may consist of authorized and unissued Shares and Shares held in or acquired for the treasury of the Company. The maximum number of Shares with respect to which ISOs may be granted is 13,812,500 Shares. If any Stock Option expires, terminates, or is canceled for any reason without having been exercised in full, the number of Shares underlying such Award will be added back to the Share Reserve. Any Award settled in cash will not count against the Share Reserve. If Shares issuable upon exercise, vesting, or settlement of an Award are surrendered or tendered to the Company in payment of the purchase or exercise price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms of the Plan, such surrendered or tendered Shares will be added back to the Share Reserve. Awards may be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards will not count against the Share Reserve; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Stock Options intended to qualify as ISOs will count against the ISO limit above. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards and will not count against the Share Reserve. Of the 13,812,500 Shares reserved pursuant to this Section 4.1, (a) 62,500 Shares may be granted as the Maximum IPO Limit under the Director Share Program, (b) 7,500,000 Shares may be granted immediately following effectiveness of the Plan, subject to the occurrence of the initial public offering within five business days following pricing, (c) 1,250,000 Shares may be granted when all lock-up and similar restrictions agreed in connection with the initial public offering by the shareholders at the date of adoption of this Plan have been irrevocably and unconditionally released, and (d) a further 1,250,000 Shares may be granted on or following each anniversary of the initial public offering; provided, however, that following the first anniversary of the initial public offering such annual grant limitations shall not apply once the trading price of a Share trades at or above two times the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

4.2 Changes.

(a) The existence of the Plan and any Awards will not affect in any way the right or power of the Board, the Committee, or the Stockholders to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.

(b) Subject to Section 8.1:

(i) In the event of any change in the outstanding Shares or in the capital structure of the Company by reason of any stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, division, exchange, spin off, stock dividend, or extraordinary cash or non-cash dividend, or other relevant change in capitalization, Awards will be equitably adjusted or substituted (which may include cash payments) to the extent necessary to preserve the economic intent of such Awards. For the avoidance of doubt, the issuance of Shares in connection with the Company’s initial public offering will not trigger an adjustment or substitution as described in this Section 4.2(b)(i).

(ii) Fractional Shares resulting from any adjustment in Awards under this Section 4.2(b) will be aggregated until, and eliminated at, the time of exercise or payment by rounding down to the nearest whole number. No cash settlements will be required with respect to fractional Shares eliminated by rounding. Notice of any adjustment will be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) will be effective and binding for all purposes of the Plan.

(iii) The Committee may establish a program under which dividend equivalent rights may be granted in conjunction with other Awards, and it is intended that any such dividend equivalent rights would be either exempt from, or in compliance with, Section 409A.

4.3 Minimum Purchase Price. Notwithstanding any other term or condition of the Plan, if authorized but previously unissued Shares are issued under the Plan, such Shares may not be issued for a consideration that is less than as permitted under Applicable Law.

ARTICLE V
ELIGIBILITY

5.1 General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan will be determined by the Committee.

5.2 ISOs. Notwithstanding Section 5.1, only Eligible Employees of the Company, its Subsidiaries, and any Parent are eligible to be granted ISOs.

5.3 General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual must be conditioned upon such individual actually becoming an Eligible Employee, Consultant, or Non-Employee Director, respectively.

ARTICLE VI
STOCK OPTIONS

6.1 Stock Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option will be of one of two types: (a) an ISO or (b) a NSO.

6.2 Grants. The Committee will have the authority to grant to any Eligible Employee one or more ISOs, NSOs, or both types of Stock Options; provided, however, that ISOs may only be granted to an Eligible Employee who is an employee of the Company, its Subsidiaries or any Parent. The Committee will have the authority to grant any Consultant or Non-Employee Director one or more NSOs. To the extent that any Stock Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof that does not so qualify will constitute a separate NSO.

6.3 ISOs. Notwithstanding any other term or condition of the Plan, no term or condition of the Plan relating to ISOs will be interpreted, amended, or altered, nor will any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Code Section 422, or, without the consent of the Participants affected, to disqualify any ISO under Code Section 422.

6.4 Terms and Conditions of Stock Options. Stock Options will be subject to terms and conditions, not inconsistent with the Plan, determined by the Committee, and the following:

(a) Exercise Price. The exercise price per Share subject to a Stock Option will be determined by the Committee at the time of grant, provided that the per Share exercise price of a Stock Option may not be less than 100% (or, in the case of an ISO granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Shares at the grant date.

(b) Stock Option Term. The term of each Stock Option will be fixed by the Committee, provided that no Stock Option may be exercisable more than 10 years after the date the Stock Option is granted; and provided further that the term of an ISO granted to a Ten Percent Stockholder may not exceed five years.

(c) Exercisability. Unless otherwise determined by the Committee in accordance with this Section 6.4, Stock Options granted under the Plan will be exercisable at the time or times and subject to the terms and conditions determined by the Committee at the time of grant. If the Committee provides that any Stock Option is exercisable subject to certain terms and conditions, the Committee may waive those terms and conditions on the exercisability at any time at or after the time of grant in whole or in part.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period terms and conditions that may apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Stock Option term by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice must be accompanied by payment in full of the exercise price as follows: (i) in cash or by check, bank draft, or money order payable to the order of the Company; (ii) solely to the extent permitted by Applicable Law, if the Shares are listed on a national stock exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the exercise price; (iii) to the extent the Committee authorizes, having the Company withhold Shares issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Shares owned by the Participant, based on the Fair Market Value of the Shares on the payment date; (iv) by means of consideration received under any cashless exercise procedure approved by the Committee (including the withholding of Shares otherwise issuable upon exercise); (v) on such other terms and conditions that may be acceptable to the Committee; or (vi) any combination of the foregoing. No Shares will be issued under the Plan until payment for those Shares has been made or provided for in accordance with the Plan.

(e) Non-Transferability of Stock Options. No Stock Option will be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options will be exercisable, during the Participant’s lifetime, only by the Participant, except that the Committee may determine, in its sole discretion, at the time of grant or thereafter that a NSO that is otherwise not Transferable under this Section 6.4(e) is Transferable to a Family Member in whole or in part on terms and conditions that are specified by the Committee. A NSO that is Transferred to a Family Member under the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a NSO by a permissible transferee of a NSO or a permissible transferee under a Transfer after the exercise of the NSO will be subject to the Plan and the applicable Award Agreement.

(f) Separation from Service by Death or Disability. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Separation from Service is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Separation from Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Separation from Service, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Separation from Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant will thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g) Involuntary Separation from Service without Cause. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Separation from Service is initiated by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Separation from Service may be exercised by the Participant at any time within a period of 90 days after the date of such Separation from Service, but in no event beyond the expiration of the stated term of such Stock Options.

(h) Voluntary Resignation. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Separation from Service is voluntary, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Separation from Service may be exercised by the Participant at any time within a period of 90 days from the date of such Separation from Service, but in no event beyond the expiration of the stated term of such Stock Options.

(i) Separation from Service for Cause. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Separation from Service is for Cause, all Stock Options, whether vested or not vested, that are held by such Participant will terminate and expire as of the date of such Separation from Service.

(j) Unvested Stock Options. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Separation from Service for any reason will terminate and expire as of the date of such Separation from Service.

(k) ISO Terms and Conditions. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by an Eligible Employee during any calendar year under the Plan or any other stock option plan of the Company, any Subsidiary, or any Parent exceeds $100,000, such Stock Options will be treated as NSOs. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary, or any Parent at all times from the time an ISO is granted until 3 months before the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option will be treated as a NSO. Should any term or condition of the Plan not be necessary in order for the Stock Options to qualify as ISOs, or should any additional terms and conditions be required, the Committee may amend the Plan accordingly.

(l) Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions of the Plan, Stock Options will be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend, or renew outstanding Stock Options (provided that the rights of a Participant are not reduced without such Participant’s consent; and provided, further, that such action does not subject the Stock Options to Section 409A without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding any other term or condition of the Plan, except in connection with a corporate transaction involving the Company in accordance with Section 4.2, the repricing of Options is prohibited without prior approval of the Stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (y) any action that is treated as a “repricing” under GAAP and (z) repurchasing for cash or canceling an Option at a time when its exercise price is greater than the Fair Market Value of the underlying Shares in exchange for another Award. A cancellation and exchange under clause (z) would be considered a “repricing” regardless of whether it is treated as a “repricing” under GAAP and regardless of whether it is voluntary on the part of the Participant.

(m) Automatic Exercise. The Committee may include a term or condition in an Award Agreement providing for the automatic exercise of a NSO on a cashless basis on the last day of the term of such Stock Option if the Participant has failed to exercise the NSO as of such date, with respect to which the Fair Market Value of the Shares underlying the NSO exceeds the exercise price of such NSO on the date of expiration of such Stock Option, subject to Section 10.5. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VII
DIRECTOR SHARE PROGRAM

7.1 Director Share Program. The Board may, in its sole discretion, permit any individual who first becomes a Non-Employee Director following the Effective Date or any Eligible Director (a “Qualifying Director”) to make a one-time election to participate in a share purchase and matching grant program in accordance with the terms and conditions set forth in this Article VII (the “Director Share Program”).

7.2 Share Grant. The Director Share Program will provide that if the Qualifying Director purchases Shares (the “Purchased Shares”) on the New York Stock Exchange (or other applicable market) (the date of the first such purchase, the “Purchase Date”) as part of the directed share program established in connection with the initial public offering of the Company or, with respect to an individual who became a Qualifying Director after the closing of the initial public offering of the Company, within thirty (30) days following the date on which the Qualifying Director first becomes a Non-Employee Director, in each case, for a purchase price equal to the aggregate Fair Market Value of such Shares on the date of purchase, then the Qualifying Director will receive a grant (the “Matching Grant”) of fully vested Shares under the Plan (the “Matching Grant Shares”) equal to the lesser of (i) the number of Shares having an aggregate Fair Market Value calculated as of the Purchase Date equal to twenty-five percent (25%) of the aggregate Fair Market Value of the Purchased Shares on the Purchase Date or (ii) the number of Shares having an aggregate value equal to the product of (a) 10,417 multiplied by (b) the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission. A maximum of 62,500 Shares, in the aggregate, may become Matching Grant Shares pursuant to this Article VII in connection with the initial public offering of the Company (such number of Matching Grant Shares actually issued following the first round of elections, the “IPO Shares” and such limit of 62,500, the “Maximum IPO Limit”). Notwithstanding clause (ii) of this Section VII.2, if the number of IPO Shares following the first round of elections to purchase Purchased Shares in connection with the initial public offering is less than the Maximum IPO Limit, the number of Shares equal to the difference between the Maximum IPO Limit and the IPO Shares shall be available for Matching Grants to Qualifying Directors who maximized their Purchased Share purchases in the first round of elections in connection with the initial public offering of the Company and who then elect to purchase additional Purchased Shares in connection with the initial public offering of the Company, with such remaining IPO Shares available for issuance as Matching Grant Shares to such Qualifying Directors on a pro-rata basis and subject to the same terms and conditions as otherwise set forth in this Section VII. No fractional Shares shall be issued pursuant to this Article VII. Matching Grant Shares shall be Awards granted under the Plan.

7.3 Transfer Restrictions. As a condition to any Matching Grant, a Qualifying Director hereby irrevocably agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Purchased Shares or any Matching Grant Shares or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire any Purchased Shares or any Matching Grant Shares during such period of time beginning after the Purchase Date and ending on and including the third anniversary of the Qualifying Director’s Purchase Date; provided, that the Qualifying Director may sell up to 100% of his or her Purchased Shares beginning the day after the first anniversary of his or her Purchase Date, after which all such restrictions will cease. The Company may impose stop-transfer instructions with respect to Purchased Shares and Matching Grant Shares until the end of such restricted period.

ARTICLE VIII
CHANGE IN CONTROL

8.1 Change in Control. “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Change in Control Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Change in Control Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then outstanding ordinary shares of the Company (the “Outstanding Company Shares”) or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for ordinary shares or voting securities of the Company, unless the Change in Control Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (c) of this definition or (C) any acquisition by any individual, entity or group that holds securities of the Company or one of its Affiliates prior to the initial public offering of the Company’s ordinary shares, provided that such individual entity or group does not acquire more than 50% of the Outstanding Company Shares or the Outstanding Voting Securities (for the avoidance of doubt, if any such person acquires more than 50% of the Outstanding Company Shares or the Outstanding Voting Securities, such acquisition shall constitute a Change in Control); or

(b) such time as a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company)have been elected subsequent to a nomination by a single shareholder or group of shareholders acting in concert; or

(c) the consummation of a merger, consolidation; organization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding ordinary shares and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Shares and Outstanding Company Voting Securities, respectively; and (B) no Change in Control Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) the liquidation or dissolution of the Company.

Notwithstanding anything in this Plan or any Award Agreement to the contrary, a Change in Control that does not constitute a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A shall not prevent Awards from becoming vested in connection with such Change in Control; provided, however, that, only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code of deferred compensation that is subject to Section 409A, a Change in Control shall occur only if Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absences of a Change in Control or termination of employment or service but disregarding any future service or performance requirements.

8.2 Treatment Following a Change in Control. In the event of a Change in Control, all outstanding Stock Options shall become immediately exercisable with respect to 100% of the shares subject to such Stock Options. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

ARTICLE IX
AMENDMENT AND TERMINATION

9.1 Amendment and Termination of Plan. Subject to Section 9.3, the Board may amend or terminate the Plan at any time; provided, however, that no amendment will be effective unless approved by the Stockholders to the extent Stockholder approval is necessary to satisfy any Applicable Laws or the Articles.

9.2 Amendment of Awards. Subject to Section 9.3, the Committee may amend any Award at any time; provided, however, that no amendment will be effective unless approved by the Stockholders to the extent Stockholder approval is necessary to satisfy any Applicable Laws or the Articles.

9.3 No Impairment of Rights. Rights under any Award granted before amendment or termination of the Plan or amendment of an Award may not be substantially impaired by any such amendment or termination unless the Participant consents in writing.

ARTICLE X
GENERAL TERMS AND CONDITIONS

10.1 Legend. The Committee may require each person receiving Shares under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for Shares issued under the Plan may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for Shares delivered under the Plan will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under Applicable Law or the Articles, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10.2 Book Entry. Notwithstanding any other term or condition of the Plan and subject to the provision of the Articles, the Company may elect to satisfy any requirement under the Plan for the delivery of Share certificates through the use of another system, such as book entry.

10.3 Other Plans. Nothing contained in the Plan prevents the Board from adopting other or additional compensation arrangements, subject to Stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

10.4 No Right to Employment/Consultancy/Directorship. Neither the Plan nor the grant of any Award gives any Person any right with respect to continuance of employment, consultancy, or directorship by the Company or any Affiliate, nor does the Plan or the grant of any Award cause any limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy, or directorship at any time.

10.5 Withholding for Taxes. The Company or an Affiliate, as the case may be, has the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by Applicable Law to be withheld (a) with respect to the vesting of or other lapse of restrictions applicable to an Award, (b) upon the issuance of any Shares upon the exercise of an Option, or (c) otherwise due in connection with an Award. At the time the tax obligation becomes due, the Participant must pay to the Company or the Affiliate, as the case may be, any amount that the Company or Affiliate determines to be necessary to satisfy the tax obligation. The Company or the Affiliate, as the case may be, may require or permit the Participant to satisfy the tax obligation, in whole or in part, (i) by causing the Company or Affiliate to withhold up to the maximum required number of Shares otherwise issuable to the Participant as may be necessary to satisfy such tax obligation, (ii) by delivering to the Company or Affiliate Shares already owned by the Participant or (iii) through other methods established or approved by the Company that are satisfactory to the Company regarding the payment of such tax obligation. The Shares so delivered or withheld must have an aggregate Fair Market Value equal to the tax obligation. The Fair Market Value of the Shares used to satisfy the tax obligation will be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. To the extent applicable, a Participant may satisfy his or her tax obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Any fraction of a Share required to satisfy tax obligations will be disregarded and the amount due must be paid instead in cash by the Participant.

10.6 No Assignment of Benefits. No Award or other benefit payable under the Plan may, except as otherwise specifically provided by Applicable Law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit will be void, and any such benefit will not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any Person who will be entitled to such benefit, nor will it be subject to attachment or legal process for or against such Person.

10.7 Listing and Other Terms and Conditions.

(a) Unless otherwise determined by the Committee, as long as the Shares are listed on a national stock exchange or system sponsored by a national securities association, the issuance of Shares under an Award will be conditioned upon such Shares being listed on such exchange or system. The Company will have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Stock Option or other Award with respect to such Shares will be suspended until such listing has been effected.

(b) If at any time counsel to the Company is of the opinion that any sale or delivery of Shares under an Award is or may be unlawful or result in the imposition of excise taxes on the Company, the Company will have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Stock Option or other Award will be suspended until, in the opinion of said counsel, such sale or delivery would be lawful or would not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 10.7, any Award affected by such suspension that has not expired or terminated will be reinstated as to all Shares available before such suspension and as to Shares that would otherwise have become available during the period of such suspension, but no such suspension will extend the term of any Award.

(d) A Participant will be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, and approval the Company determines necessary or appropriate.

10.8 Governing Law. The Plan and actions taken in connection with the Plan will be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

10.9 Jurisdiction; Waiver of Jury Trial. Any suit, action, or proceeding with respect to the Plan or any Award or Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of the Plan or any Award or Award Agreement, will be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the Company and each Participant irrevocably and unconditionally (a) submits in any proceeding relating to the Plan or any Award or Award Agreement, or for the recognition and enforcement of any judgment in respect of the Plan or any Award or Award Agreement (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts, and agrees that all claims in respect of any Proceeding will be heard and determined in such state court or, to the extent permitted by Applicable Law, in such federal court, (b) consents that any Proceeding may and will be brought in such courts and waives any objection that the Company or the Participant may have at any time after the Effective Date to the venue or jurisdiction of any Proceeding in any such court or that the Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort, or otherwise) arising out of or relating to the Plan or any Award or Award Agreement, (d) agrees that service of process in any Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention Chair of the Board, and (e) agrees that nothing in the Plan will affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

10.10 Other Benefits. No Award granted or paid out under the Plan will be considered compensation for purposes of computing benefits under any retirement plan of the Company or any Affiliate or affect any benefit or compensation under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

10.11 Costs. The Company will bear all expenses associated with administering the Plan, including expenses of issuing Shares under Awards.

10.12 No Right to Same Benefits. The terms and conditions of Awards need not be the same with respect to each Participant, and Awards to individual Participants need not be the same in subsequent years (if granted at all).

10.13 Death/Disability. The Committee may in its sole discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by the Plan.

10.14 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by Persons subject to Section 16 of the Exchange Act involving Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt guidelines for such purposes, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

10.15 Section 409A. The Plan and Awards are intended to be exempt from or comply with Section 409A and will be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A, it will be paid in a manner that complies with Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding any other provision of the Plan, any Plan provision that is inconsistent with Section 409A will be deemed to be amended to comply with Section 409A and to the extent such provision cannot be amended to comply, such provision will be null and void. The Company will have no liability to a Participant, or any other party, if an Award that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant, or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A, responsibility for payment of such penalties will rest solely with the affected Participants and not with the Company. Notwithstanding any other provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A) will be delayed for the first 6 months after such separation from service (or, if earlier, the date of death of the specified employee) and will instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period. All installment payments under the Plan will be deemed separate payments for purposes of Section 409A.

10.16 Successors and Assigns. The Plan will be binding on all successors and permitted assigns of a Participant, including the estate of such Participant and the executor, administrator, or trustee of such estate.

10.17 Severability of Terms and Conditions. If any term or condition of the Plan is held invalid or unenforceable, such invalidity or unenforceability will not affect any other term or condition of the Plan, and the Plan will be construed and enforced as if such term or condition had not been included.

10.18 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent Person, or other Person incapable of receipt thereof will be considered paid when paid to such Person’s guardian or to the party providing or reasonably appearing to provide for the care of such Person, and such payment will fully discharge the Committee, the Board, the Company, all Affiliates, and their employees, agents, and representatives with respect thereto.

10.19 Lock-Up Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of Shares (the “Lead Underwriter”), a Participant must irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Shares or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Shares (except Shares included in such public offering or acquired on the public market after such offering) during such period of time after the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter may specify (the “Lock-Up Period”). Each Participant must sign such documents as may be requested by the Lead Underwriter to effect the foregoing. The Company may impose stop-transfer instructions with respect to Shares acquired under an Award until the end of such Lock-Up Period.

10.20 Clawbacks. All awards, amounts, or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy, the Articles or any Applicable Law related to such actions. A Participant’s acceptance of an Award will constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy, the Articles, or Applicable Law, without further consideration or action.

10.21 Data Protection. A Participant’s acceptance of an Award will be deemed to constitute the Participant’s acknowledgement of and consent to the collection and processing of personal data relating to the Participant so that the Company and the Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include data about participation in the Plan and Shares offered or received, purchased, or sold under the Plan and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

10.22 Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but that is not yet made to a Participant by the Company, nothing in the Plan gives any Participant any right that is greater than the rights of a general unsecured creditor of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency. The grant of an Award will not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation under any Award.

10.23 Plan Construction. In the Plan, unless otherwise stated, the following uses apply:

(a) references to Applicable Law refer to the Applicable Law and any amendments and supplements thereto and any successor Applicable Law, and to all valid and binding rules and regulations promulgated thereunder, court decisions, and other regulatory and judicial authority issued or rendered thereunder, as amended or supplemented, or their successors, as in effect at the relevant time;

(b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to and including”;

(c) indications of time of day will be based upon the time applicable to the location of the principal headquarters of the Company;

(d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation” (and the like), respectively;

(e) all references to articles, sections, and exhibits are to articles, sections, and exhibits in or to the Plan;

(f) all words used will be construed to be of such gender or number as the circumstances and context require;

(g) the captions and headings of articles, sections, and exhibits have been inserted solely for convenience of reference and will not be considered a part of the Plan, nor will any of them affect the meaning or interpretation of the Plan;

(h) any reference to an agreement, plan, policy, form, document, or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document, or set of documents, will mean the agreement, plan, policy, form, document, or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions, or replacements thereof; and

(i) all accounting terms not specifically defined will be construed in accordance with GAAP.